Exhibit 99.2

August 14, 2013

To the employees, dealers and partners of Conn-Selmer:

On behalf of Paulson & Co., I would like to introduce our firm and share our enthusiasm for our pending acquisition of Steinway Musical Instruments. We are excited to participate in the future of Conn-Selmer, renowned for producing the finest quality musical instruments in the world.

Paulson & Co. is an investment firm that manages approximately US$18 billion in assets and has offices in New York, London and Hong Kong. Our investment team has experience in a variety of industries, including several relevant to Conn-Selmer: media and entertainment, consumer products, and retailing. We have successfully invested in both public and private companies that have executed global growth strategies centered around remarkable brands.

We are delighted to partner with the Conn-Selmer team and support the company’s focus on high quality products and dependable service. We share Conn-Selmer’s pride in its universally respected brands and intend to preserve its spirit for innovation and excellence. In addition, we fully appreciate Conn-Selmer’s value to band instrument dealers, music teachers, their students, and professional musicians and artists and look forward to supporting the company as it continues building relationships with all of these important constituencies.

We intend to champion each of the attributes that make Conn-Selmer a unique company: its highly trained and skilled employees, quality handcrafted manufacturing methods, commitment to music education, and dedication to educators, students, artists and music lovers.

Paulson does not plan to close, relocate, or change any of the company’s manufacturing operations. We fully endorse management’s current strategy to grow in the company’s traditional markets as well as underpenetrated markets in Asia and Europe.

We look forward to a bright future as together we build upon the great legacy of Conn-Selmer.

Sincerely yours,

John Paulson
President
Paulson & Co. Inc.

Notice to Investors

The tender offer by affiliates of Paulson for the outstanding common stock of the Company referred to in this letter has not yet commenced. This letter is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made pursuant to an offer to purchase and related materials that Paulson intends to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Paulson will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This letter contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the acquisition and the expected timing of the completion of the transaction. When used in this letter, the words “can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties regarding the timing of the closing of the transaction, uncertainties as to the number of stockholders of the Company who may tender their stock in the tender offer, the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and general economic and business conditions. The Company does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Risk factors that could cause actual results of the tender offer to differ materially include the following: failure to obtain any regulatory approvals or satisfy conditions to the transaction, the inability to obtain adequate financing, the risk that the Company’s businesses will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction as well as risk factors set forth above. Further information on factors that could affect the Company’s financial results is provided in documents filed by the Company with the SEC, including the Company’s recent filings on Form 10-Q and Form 10-K.